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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Assisted Living Concepts, Inc.


          We consent to incorporation by reference in the Registration Statement on Form S-8 of Assisted Living Concepts, Inc. and subsidiaries of our report dated March 29, 2000, relating to the consolidated balance sheets of Assisted Living Concepts, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive loss, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which report appears in the annual report on Form 10-K of Assisted Living Concepts, Inc. and subsidiaries.



                                    /s/ KPMG LLP

     Portland, Oregon
     March 9, 2001